Exhibit 10.16

NEP GROUP, INC.

2015 LONG TERM INCENTIVE PLAN

FORM OF RESTRICTED STOCK AGREEMENT

This Agreement is made and entered into as of ______________ (the “Date of Grant”) by and between NEP Group, Inc., a Delaware corporation (the “Company”), and you;

WHEREAS, the Company, in order to induce you to enter into, or to continue to, dedicate your services to the Company and to materially contribute to the success of the Company, agrees to grant you this Restricted Stock award;

WHEREAS, the Company adopted the NEP Group, Inc. 2015 Long Term Incentive Plan as it may be amended from time to time (the “Plan”) under which the Company is authorized to grant Restricted Stock awards to certain employees, directors and other service providers of the Company and its Subsidiaries;

WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this Restricted Stock award agreement (“Agreement”) as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan; and

WHEREAS, you desire to accept the Restricted Stock award made pursuant to this Agreement.

NOW, THEREFORE, in consideration of and mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1. The Grant. Subject to the conditions set forth below, the Company hereby grants you effective as of the Date of Grant, as a matter of separate inducement but not in lieu of any salary or other compensation for your services for the Company or its Subsidiaries, an award consisting of _______________ shares of Restricted Stock (the “Award”) in accordance with the terms and conditions set forth herein and in the Plan.

2. Escrow of Restricted Stock. The Company shall evidence the Restricted Stock in the manner that it deems appropriate, including, without limitation, certificating the Restricted Stock or evidencing the Restricted Stock in book entry form, electronic or otherwise. The Company may issue in your name a certificate or certificates representing the Restricted Stock and retain that certificate or those certificates until the restrictions on such Award expire as contemplated in Section 5 of this Agreement or the Award is forfeited as described in Sections 4 and 6 of this Agreement. If the Company certificates the Restricted Stock, you shall execute one or more stock powers in blank for those certificates and deliver those stock powers to the Company. The Company shall hold the Restricted Stock and the related stock powers pursuant to the terms of this Agreement, if applicable, until such time as (a) a certificate or certificates for the Restricted Stock are delivered to you, (b) the Restricted Stock is otherwise transferred to you free of restrictions, or (c) the Restricted Stock is canceled and forfeited pursuant to this Agreement.

3. Ownership of Restricted Stock. From and after the Date of Grant, you will be entitled to all the rights of absolute ownership of the Restricted Stock granted under this Agreement, including the right to vote those shares; provided, however, that any dividends paid by the Company with respect to the Restricted Stock prior to the expiration of the Forfeiture Restrictions (as defined below) shall be held in escrow by the Company and paid to you, if at all, at the time the Forfeiture Restrictions expire on the Restricted Stock for which the dividend accrued; provided, further, that in no event shall dividends be settled later than 45 days following the date on which the Forfeiture Restrictions expire with respect to the Restricted Stock for which the dividends were accrued. For purposes of clarity, if the Restricted Stock is forfeited by you pursuant to the terms of this Agreement then you shall also forfeit the dividends, if any, accrued with respect to such forfeited Restricted Stock. No interest will accrue on the dividends between the declaration and settlement of the dividends.

4. Restrictions; Forfeiture. The Restricted Stock under the Award is restricted in that it may not be sold, transferred or otherwise alienated or hypothecated until the restrictions enumerated in this Agreement and the Plan are removed or expire as contemplated in Section 5 or 6 of this Agreement. The Restricted Stock is also restricted in the sense that it may be forfeited to the Company (the “Forfeiture Restrictions”). You hereby agree that if the Restricted Stock is forfeited, as provided in Section 6, the Company shall have the right to deliver the Restricted Stock to the Company’s transfer agent for, at the Company’s election, cancellation or transfer to the Company.

5. Expiration of Restrictions and Risk of Forfeiture. Except as provided in Section 6, the restrictions on the Restricted Stock granted pursuant to this Agreement will expire and the Restricted Stock will become transferable provided that you remain in the employ of, or a service provider to, the Company or its Subsidiaries until the applicable vesting dates set forth in the schedule below (each, a “Vesting Date”). For the avoidance of doubt, the full Award is unvested as of the Date of Grant. The Award shall vest based upon the passage of time in accordance with the following schedule:

Portion of Time-Based Restricted Stock to Vest	Vesting Date
[●]	[●]
[●]	[●]
[●]	[●]
Total: 100% of Award

6. Termination of Services.

(a) Termination Generally. Except as provided in subsections (b) and (c) below, if your service relationship with the Company or any of its Subsidiaries is terminated for any reason, then those shares of Restricted Stock under the Award for which the restrictions have not lapsed as of the date of such termination shall become null and void and shall be forfeited to the Company. The Restricted Stock under the Award for which the restrictions have lapsed as of the date of such termination shall not be forfeited to the Company.

(b) Termination without Cause or for Good Reason. In the event that your service relationship with the Company or its Subsidiaries is terminated by the Company or its Subsidiaries without Cause (as defined below) or by you for Good Reason (as defined below), then all restrictions on the Award will expire and such Restricted Stock will become immediately vested and transferable.

For purposes of this Agreement, “Cause” shall have the meaning utilized in any employment, severance or change of control agreement entered into between you and the Company or one of its Subsidiaries, if applicable. To the extent no such agreement exists, for purposes of this Agreement, “Cause” shall mean: (i) conduct by you in violation of the Company’s or a Subsidiary’s material written policies, (ii) gross negligence, willful misconduct, or illegal conduct by you in the performance of your duties, (iii) the commission by you of any act of fraud, theft or financial dishonesty with respect to the Company or any of its Subsidiaries, the determination of which is to be made upon objective criteria, (iv) your indictment, conviction of, or pleading no contest or nolo contendere to any felony, (v) failure to perform your duties (other than any such failure resulting from incapacity due to physical or mental illness), or (vi) your failure to comply with any valid and legal directive of the Board or the individual to whom you report. So long as the breach is not determined to be “willful” by the Committee in its sole discretion, with respect to clauses (i), (v), and (vi) above, you shall have ten (10) days following written notice by the Company of such breach to cure the breach prior to the breach being deemed “Cause” under this Agreement and if you cure such event or condition giving rise to Cause within such ten (10) day period, then the Company will not be permitted to terminate you for Cause. For the avoidance of doubt, no such opportunity to cure will be provided in the event of a willful breach of clauses (i), (v), or (vi) above or in the event of any breach of clauses (ii), (iii), or (iv) above.

For purposes of this Agreement, “Good Reason” shall have the meaning utilized in any employment, severance or change of control agreement entered into between you and the Company or one of its Subsidiaries, if applicable. To the extent no such agreement exists, for purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case without your written consent: (i) a material reduction in your base salary other than a general reduction in base salary that affects all similarly situated employees in substantially the same proportions; (ii) a relocation of your principal place of employment by more than 50 miles; or (iii) a material, adverse change in your authority, duties or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law).

You may not terminate your employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 60 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment for Good Reason within 100 days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.

(c) Effect of Individual Agreement. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 6 and any employment, severance or change in control agreement entered into by and between you and the Company or its Subsidiaries or other Affiliates, the terms of the employment, severance or change in control agreement shall control.

7. Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company.

8. Delivery of Stock. Promptly following the expiration of the restrictions on the Award as contemplated in Section 5 or 6 of this Agreement, the Company shall cause to be issued and delivered to you or your designee a certificate or other evidence of the number of shares of Restricted Stock as to which restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, upon receipt by the Company of any tax withholding as may be requested pursuant to Section 9 of this Agreement. The value of such Restricted Stock shall not bear any interest owing to the passage of time.

9. Payment of Taxes. The Company may require you to pay to the Company (or the Company’s Subsidiary if you are an employee of a Subsidiary of the Company), an amount the Company deems necessary to satisfy its (or its Subsidiary’s) current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Award. With respect to any required tax withholding, you may (a) direct the Company to withhold from the shares of Stock to be issued to you under this Agreement the number of shares necessary to satisfy the Company’s obligation to withhold taxes, which determination will be based on the shares’ Fair Market Value at the time such determination is made; (b) deliver to the Company shares of Stock sufficient to satisfy the Company’s tax withholding obligations, based on the shares’ Fair Market Value at the time such determination is made; (c) deliver cash to the Company sufficient to satisfy its tax withholding obligations; or (d) satisfy such tax withholding through any combination of (a), (b) and (c). If you desire to elect to use the stock withholding option described in subparagraph (a), you must make the election at the time and in the manner the Company prescribes. If such tax obligations are satisfied under subparagraph (a) or (b), the maximum number of shares of Stock that may be so withheld or surrendered shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to such Award The Company, in its discretion, may deny your request to satisfy its tax withholding obligations using a method described under subparagraph (a), (b), or (d). In the event the Company determines that the aggregate Fair Market Value of the shares of Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you must pay to the Company, in cash, the amount of that deficiency immediately upon the Company’s request.

10. No Tax Consultation. None of the Company, the Board or the Committee has made any warranty or representation to you with respect to the income tax consequences of the grant or vesting of the Award or the transactions contemplated by this Agreement, and you represent that you are in no manner relying on such entities or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. You represent that you have consulted with, or have had the opportunity to consult with, any tax consultants that you deem advisable in connection with the grant of the Award. You may, at your discretion, make a tax election pursuant to Section 83(b) of the Code in connection with the grant of this Award (the “Section 83(b) Election”), and a form of a Section 83(b) Election has been attached to this Agreement as Exhibit A for your convenience. You acknowledge that the filing of a Section 83(b) Election is extremely time sensitive and, if you decide to make such an election, such election must be filed with the Service Center of the Internal Revenue Service where you file Internal Revenue Service tax returns WITHIN 30 DAYS of the Date of Grant. In the event that you make a Section 83(b) Election, you shall promptly provide a copy of the Section 83(b) Election form to the Company. You further agree to indemnify and hold the Company harmless for any damages, costs, expenses, taxes, judgments or other actions or amounts resulting from any of your actions or inactions with respect to the tax consequences of this Award.

11. Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock (including Restricted Stock) will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Act”), is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. YOU ARE CAUTIONED THAT ISSUANCE OF UNRESTRICTED STOCK UPON THE VESTING OF RESTRICTED STOCK GRANTED PURSUANT TO THIS AGREEMENT MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.

12. Legends. The Company may at any time place legends referencing any restrictions imposed on the shares pursuant to Sections 4 or 11 of this Agreement or the provisions of the Plan on all certificates representing shares issued with respect to this Award.

13. Right of the Company and Subsidiaries to Terminate Services. Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any Subsidiary, or interferes in any way with the rights of the Company or any Subsidiary to terminate your employment or service relationship at any time.

14. Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

15. Remedies. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

16. No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to the Plan, this Agreement or the Restricted Stock granted hereunder.

17. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

18. No Guarantee of Interests. The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.

19. Company Records. Records of the Company or its Subsidiaries regarding your period of service, termination of service and the reason(s) therefor, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

20. Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or, if earlier, the date it is sent via certified United States mail.

21. Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

22. Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

23. Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

24. Company Action. Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.

25. Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

26. Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

27. Amendment. This Agreement may be amended the Board or by the Committee at any time (a) without your consent, so long as the amendment does not materially and adversely affects your rights under the Award, or (b) with your consent. For purposes of clarity, any adjustment made to the Award pursuant to Section 8 of the Plan will be deemed not to materially and adversely affect your rights under this Award.

28. Clawback. This Agreement and your Award is subject to any written clawback policies of the Company, whether in effect on the Date of Grant or adopted, with the approval of the Board, following the Date of Grant. Any such policy may subject your Award and amounts paid or realized with respect to your Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and that the Company determines should apply to this Award.

29. The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan. To the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable terms of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and you have set your hand as to the date and year first above written.

NEP GROUP, INC.

By:

Name:

Title:

[GRANTEE NAME]

Exhibit A

Section 83(b) Election Form

INSTRUCTIONS FOR FILING

YOUR SECTION 83(b) ELECTION

1.	Not later than 30 days after the date of grant, mail one executed copy of the election by certified mail, return receipt requested, to the IRS Service Center where your federal tax returns are filed. Attached is a sample cover letter to the Internal Revenue Service to be used in connection with filing the Section 83(b) election. In addition, below is a chart that lists the address for each IRS service center.

Taxpayer’s State of Residence	IRS Service Center
Alabama, Georgia, North Carolina, South Carolina	Department of the Treasury Internal Revenue Service Kansas City, MO 64999-0002

Florida, Louisiana, Mississippi, Texas	Department of the Treasury Internal Revenue Service Austin, TX 73301-0002

Alaska, Arizona, California, Colorado, Hawaii, Nevada, Oregon, Washington	Department of the Treasury Internal Revenue Service Fresno, CA 93888-0002

Arkansas, Idaho, Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Ohio, Oklahoma, South Dakota, Utah, Wisconsin, Wyoming	Department of the Treasury Internal Revenue Service Fresno, CA 93888-0002

Kentucky, Tennessee, Missouri, New Jersey, Virginia, West Virginia	Department of the Treasury Internal Revenue Service Kansas City, MO 64999-0002

Connecticut, Delaware, District of Columbia, Maine, Maryland, Massachusetts, New Hampshire, New York, Pennsylvania, Rhode Island, Vermont	Department of the Treasury Internal Revenue Service Kansas City, MO 64999-0002

A foreign country, U.S. possession or territory*, or use an APO or FPO address, or file Form 2555, 2555-EZ, or 4563, or are a dual-status alien	Department of the Treasury Internal Revenue Service Austin, TX 73301-0215

*	If you live in American Samoa, Puerto Rico, Guam, the U.S. Virgin Islands, or the Northern Mariana Islands, see IRS Publication 570.

1.	Mail one copy of the executed election by certified mail, return receipt requested, to:

NEP Group, Inc.
Attn: Legal Department
2 Beta Drive
Pittsburgh, PA 15238

2.	Attach a copy of the election to your federal income tax return for the year in which the grant and election were made.

Note: It is your sole responsibility, and not the responsibility of NEP Group, Inc. (the “Company”) or any of its affiliates, to timely file your Section 83(b) election even if you request the Company or any of its affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) of the Company to assist in making such filing. In addition, the Company and its affiliates cannot provide you with tax advice. The information provided in these instructions is general in nature and if you have any specific questions about your individual tax circumstances, you should consult with your tax adviser.

SUGGESTED FORM OF SECTION 83(b)

ELECTION TRANSMITTAL LETTER

[DATE]

VIA CERTIFIED MAIL

Return Receipt Requested

Department of the Treasury

Internal Revenue Service Center

[Insert applicable IRS service center address]

Re:	Election Under Section 83(b) of the Internal Revenue Code

Ladies and Gentlemen:

Pursuant to Treasury Regulation Section 1.83-2(c) promulgated under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), enclosed please find a copy of an executed election under Section 83(b) of the Code relating to the issuance of common stock of NEP Group, Inc., a Delaware corporation.

Very truly yours,

[TAXPAYER NAME]

Enclosure

SECTION 83(b) ELECTION

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income as compensation for services the excess (if any) of the fair market value of the property described below over the amount paid for such property.

1.	The name, taxpayer identification number and address of the undersigned (the “Taxpayer”), and the taxable year for which this election is being made are:

Taxpayer’s Name:

Taxpayer’s Social Security/Employer Identification Number:	_____________-____________-_____________

Taxpayer’s Address:

Taxable Year: ______ Calendar Year

2.	The property that is the subject of this election (the “Property”) is _______ common shares, par value $0.01 per share, in NEP Group, Inc.

3.	The Property was transferred to the Taxpayer on ____________.

4.	The Property is subject to the following restrictions: Pursuant to the terms of the NEP Group, Inc. 2015 Long Term Incentive Plan Restricted Stock Agreement (the “Agreement”) between NEP Group, Inc. and the Taxpayer, the common stock will not be transferable and will be subject to a substantial risk of forfeiture as set forth in the Agreement and the NEP Group, Inc. 2015 Long Term Incentive Plan. The restrictions on the common stock will expire and the shares will become transferable and non-forfeitable according to the following schedule: _____________________________________________; provided, however, that such restrictions will expire on such dates only if the Taxpayer continues to provide services to NEP Group, Inc. or its subsidiaries continuously from the Date of Grant through the vesting date. All unvested common stock shall be forfeited upon the termination of the Taxpayer’s employment or service relationship with the Company or its subsidiaries for any reason except (i) in the case of a termination by the Company or a subsidiary without “cause” (as defined in the Agreement) or a termination by the Taxpayer for “good reason” (as defined in the Agreement), in which case the unvested common stock shall become immediately vested upon such termination of employment or (ii) as otherwise provided in the Taxpayer’s employment agreement.

5.	The fair market value of the Property at the time of transfer (determined without regard to any restriction other than a nonlapse restriction as defined in Section 1.83-3(h) of the Income Tax Regulations) is $______ per common share x _______ shares = $ .

6.	The amount paid by the Taxpayer for the Property is $_______ per common share x ______ shares = $ .

7.	The amount to include in gross income is $ .

The undersigned taxpayer will file this election with the Internal Revenue Service office with which the taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the Property. A copy of the election also will be furnished to the person for whom the services were performed. Additionally, the undersigned will include a copy of the election with his or her income tax return for the taxable year in which the Property is transferred. The undersigned is the person performing the services in connection with which the Property was transferred.

Dated:
Taxpayer’s Signature

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